Exhibit 99.1

Investor Contact:
Joseph D. Gangemi
Corporate Investor Relations
 (610) 695-3676

Media Contact:
David Culver, VP Public Relations
Boyd Tamney Cross
(610) 254-7426

Malvern Bancorp, Inc. Reports Net Income of $321,000 or $0.05 per Share for the First Quarter of Fiscal 2015, Representing a 401.6% Increase over the First Quarter of Fiscal 2014

PAOLI, PA., January 30, 2015 (-- Malvern Bancorp, Inc. (NASDAQ: MLVF) (the “Company”), parent company of Malvern Federal Savings Bank (“MFSB” or the “Bank”), today reported operating results for the first quarter ended December 31, 2014.  Net income amounted to $321,000, or $0.05 per share, for the quarter ended December 31, 2014, an increase of $257,000 or approximately 401.6 percent as compared with the net income of $64,000, or $0.01 per share, for the quarter ended December 31, 2013.

 “Our first quarter earnings improved as a result of improved fundamentals with reductions in operating overhead and stable asset quality.  We continued to see positive trends in our business during the first quarter despite the volatility in the broader markets. Actions taken at right sizing our infrastructure have started to yield results,” said Anthony C. Weagley, Chief Executive Officer & President of Malvern Bancorp, Inc.

Highlights for the quarter include:

●
Non-performing assets (NPS’s) were at 0.63 percent of total assets at December 31, 2014, compared to 0.91 percent at December 31, 2013 and 0.80 percent at September 30, 2014. The allowance for loan losses as a percentage of total non-performing loans was 197.1 percent at December 31, 2014 compared to 166.6 percent at December 31, 2013 and 191.9 percent at September 30, 2014.

●	The Company’s ratio of shareholders’ equity to total assets was 12.91 percent at December 31, 2014, compared to 12.56 percent at December, 2013, and 14.16 percent at September 30, 2014.

●	Book value per common share rose to $11.88 at December 31, 2014, compared to $11.38 at December 31, 2013 and $11.71 at September 30, 2014.

●
The efficiency ratio, a non-GAAP measure, was 87.5 percent  for the first quarter of fiscal 2015 on an annualized basis, compared to 96.5 percent in the first quarter of fiscal 2014 and 87.8 percent in the fourth quarter of fiscal 2014.

Selected Financial Ratios (unaudited; annualized where applicable)

As of or for the quarter ended:	12/31/14	9/30/14	6/30/14	3/31/14	12/30/13
Return on average assets	0.22%	0.21%	0.27%	-0.29%	0.04%
Return on average equity	1.65%	1.53%	2.05%	-2.26%	0.34%
Net interest margin (tax equivalent basis)	2.61%	2.70%	2.76%	2.74%	2.75%
Loans / deposits ratio	87.61%	94.10%	88.61%	89.74%	87.04%
Shareholders’ equity / total assets	12.91%	14.16%	13.26%	12.88%	12.56%
Efficiency ratio (1)	87.5%	87.8%	92.6%	109.4%	96.5%
Book value per common share	$11.88	$11.71	$11.69	$11.48	$11.38

(1)	Information reconciling non-GAAP measures to GAAP measures is presented elsewhere in this press release.

Net Interest Income

For the three months ended December 31, 2014, total interest income on a fully tax equivalent basis decreased $358,000 or 6.9 percent, to $4.8 million, compared to the three months ended December 31, 2013. Total interest expense decreased by $78,000, or 5.9 percent, to $1.3 million, for the three months ended December 31, 2014, compared to the comparable period in 2014.  Interest income declined in the quarter ended December 31, 2014, compared to the comparable period in 2014 primarily due to a $19.3 million decline in average loan balance and a $12.5 million decline in the average balance of our investment securities due to maturities and sales of investment securities.

Net interest income on a fully tax equivalent basis was $3.6 million for the three months ended December 31, 2014, decreasing $280,000, or 7.3 percent, from $3.9 million for the comparable three month period in fiscal 2014. The change for the three months ended December 31, 2014, was a result of the decline in average interest earning assets which decreased $12.3 million.  The net interest spread was at 2.45 percent and 2.61 percent for the three months ended December 31, 2014 and December 31, 2013, respectively. For the quarter ended December 31, 2014, the Company’s net interest margin decreased to 2.61 percent as compared to 2.75 percent for the same three month period in 2014. “The increase in our cash position dampened improvement in net interest margin in the quarter, “ commented Anthony C. Weagley

The 5.9 percent decrease in interest expense for the quarter reflects a favorable shift in the deposit mix and the impact of the sustained low levels in short-term interest rates, offsetting higher volumes of borrowings.  The average cost of funds declined two basis points to 1.07 percent for the quarter ended December 31, 2014 from 1.09 percent for the quarter ended December 31, 2013 and on a linked sequential quarter increased one basis point compared to the fourth quarter of fiscal 2014.

Earnings Summary for the Period Ended December 31, 2014

The following table presents condensed consolidated statements of operations data for the periods indicated.

Condensed Consolidated Statements of Operations (unaudited)

(dollars in thousands, except per share data)
For the quarter ended:	12/31/14	9/30/14	6/30/14	3/31/14	12/31/13
Net interest income	$3,561	$3,617	$3,826	$3,818	$3,835
Provision for loan losses	90	183	—	—	80
Net interest income after provision for loan losses	3,471	3,434	3,826	3,818	3,755
Other income	511	446	744	457	508
Other expense	3,661	3,569	4,179	4,700	4,196
Income (loss) before income tax expense	321	311	391	(425)	67
Income tax expense	-	17	-	1	3
Net income (loss)	$321	$294	$391	$(426)	$64
Earnings (loss) per common share:
Basic	$0.05	$0.05	$0.06	$(0.07)	$0.01
Weighted average common shares outstanding:
Basic	6,387,932	6,384,319	6,380,726	6,377,121	6,373,532

Other Income

Other income increased $3,000 for the first quarter of fiscal 2015 compared with the same period in fiscal 2014.  During the first quarter of fiscal 2015, the Company recorded $26,000 in net gains on sales of investment securities compared to net gains on sales of investment securities of $14,000 for the same period in fiscal 2014. Excluding net securities gains and losses, a non-GAAP measure, the Company recorded other income of $485,000 for the three months ended December 31, 2014 compared to other income of $494,000 for the three months ended December 31, 2013 and $446,000 for the three months ended September 30, 2014.  Decreases in other income in the first quarter of fiscal 2015 when compared to the first quarter of fiscal 2014 (excluding securities gains) were primarily from an increase of $12,000 in service charges on deposit accounts, partially offset by a decrease in bank owned life insurance income of $13,000, and a decrease of $8,000 in net gain on sale of loans.

The following table presents the components of other income for the periods indicated.

(in thousands, unaudited)
For the quarter ended:	12/31/14	9/30/14	6/30/14	3/31/14	12/31/13
Service charges on deposit accounts	$270	$235	$230	$224	$258
Rental income – other	64	64	63	64	64
Net gains on sales of investments, net	26	-	69	-	14
Loss on disposal of fixed assets	-	-	(41)	-	-
Gain on sale of loans, net	19	13	283	29	27
Bank-owned life insurance	132	134	140	140	145
Total other income	$511	$446	$744	$457	$508

Other Expense

Total other expense for the first quarter of fiscal 2015 amounted to $3.7 million, which was approximately $92,000 or 2.6 percent higher than other expense for the three months ended September 30, 2014, primarily related to an increase in salaries and employee benefits expenses, which increased $92,000, and a $434,000 reduction in other real estate owned expense, net. Other real estate owned expense, net during the quarter ended December 31, 2014 had a lower credit balance compared to the quarter ended September 30, 2014 due to a $500,000 insurance reimbursement of a fire claim for a property located in Melrose Park, Pennsylvania received during the quarter ended September 30, 2014.  This property was sold in October 2014 resulting in a gain of $13,000. The quarter ended December 31, 2014 compared to the quarter ended September 30, 2014 also reflected reductions in professional fees of $224,000, other operating expenses of $192,000 and federal deposit insurance premium of $16,000.

The decrease in other expense for the three months ended December 31, 2014, when compared to the quarter ended December 31, 2013, was approximately $535,000. Decreases primarily reflected reductions in salaries and employee benefits of $339,000 primarily due to workforce reductions, professional fees of $142,000 reflecting lower expenses related to loan workout, occupancy expense of $92,000 primarily attributable to a decrease in rent expense of $21,000 and building and equipment expenses of $66, 000, advertising expense of $73,000, data processing of $28,000 and federal deposit insurance premium of $24,000 as well as a $49,000 improvement in other real estate owned expense, net.  These decreases were partially offset by an increase of $212,000 in other operating expense.  The increase in operating expense was primarily due to an increase of $85,000 in director compensation, a $76,000 increase in other operating expense and a $41,000 increase in insurance and bond expense.

The following table presents the components of other expense for the periods indicated.

(in thousands, unaudited)
For the quarter ended:	12/31/14	9/30/14	6/30/14	3/31/14	12/31/13
Salaries and employee benefits	$1,728	$1,636	$1,995	$2,072	$2,067
Occupancy expense	424	415	571	589	516
Federal deposit insurance premium	167	183	184	177	191
Advertising	85	86	101	216	158
Data processing	302	312	295	308	330
Professional fees	343	567	463	690	485
Other real estate owned (income)/expense, net	(36)	(470)	74	84	13
Other operating expenses	648	840	496	564	436
Total other expense	$3,661	$3,569	$4,179	$4,700	$4,196

Statement of Condition Highlights at December 31, 2014

Commenting on the balance sheet, Mr. Weagley indicated: “Our balance sheet stabilization efforts continued during the first quarter.  We believe that we are now well positioned to implement our business strategy.  We have stabilized asset quality, continue to right-size our operations, and are poised to take advantage of the signs for growth we see in our markets coupled with sustained asset quality.”  Highlights as of December 31, 2014 included:

●
Balance sheet strength, with total assets amounting to $603.2 million at December 31, 2014, increasing $60.9 million, or 11.2 percent compared to September 30, 2014 and increased $9.1 million, or 1.5 percent compared to December 31, 2013.

●
Net loans were $383.4 million at December 31, 2014, decreasing $2.7 million, or 0.7 percent and $23.9 million, or 5.9 percent, from September 30, 2014 and December 31, 2013, respectively.  Total residential mortgage loans decreased $1.8 million, or 0.8 percent, from September 30, 2014. Total construction and development loans decreased $958,000, or 13.7 percent compared to September 30, 2014.  Consumer loans decreased by $9,000, or 0.01 percent and commercial loans had a slight increase of $236,000 compared to September 30, 2014. Total residential mortgage loans decreased $16.6 million, or 6.8 percent, from December 31, 2013. Total construction and development loans decreased $3.3 million, or 35.5 percent compared to December 31, 2013.  Consumer loans decreased by $3.8 million, or 5.0 percent and commercial loans had a slight decrease of $148,000 compared to December 31, 2013.

●
Deposits totaled $440.6 million at December 31, 2014, an increase of $27.7 million or 6.7 percent compared to September 30, 2014 and a decrease of $30.4 million, or 6.4 percent, since December 31, 2013.  Total demand, savings, money market, and certificates of deposit less than $100,000 increased $9.5 million or 3.1 percent from September 30, 2014 and decreased $25.0 million or 7.3 percent from December 31, 2013. During fiscal 2015, we have focused on allowing our non-household relatively higher costing certificates of deposit to run off while attempting to increase our relatively lower costing core and commercial deposits as a source of funds.

●	Borrowings totaled $78.0 million, $48.0 million and $38.0 million at December 31, 2014, September 30, 2014 and December 31, 2013, respectively.

Condensed Statements of Condition

The following table presents condensed statements of condition data as of the dates indicated.

Condensed Consolidated Statements of Condition (unaudited)

(in thousands)
At quarter ended:	12/31/14	9/30/14	6/30/14	3/31/14	12/31/13
Cash and due from depository institutions	$1,404	$1,203	$1,155	$1,136	$1,126
Interest bearing deposits in depository institutions	46,648	17,984	41,300	12,909	21,544
Investment securities, available for sale	135,786	100,943	104,985	122,208	123,826
Restricted stock, at cost	3,805	3,503	3,495	3,376	3,236
Loans receivable, net of allowance for loan losses	383,389	386,074	392,582	409,058	407,306
Other real estate owned	1,494	1,964	1,645	2,358	2,472
Accrued interest receivable	1,623	1,322	1,300	1,380	1,438
Property and equipment, net	6,718	6,823	6,897	7,031	7,140
Deferred income taxes	2,419	2,376	2,575	2,532	2,510
Bank-owned life insurance	18,397	18,264	21,003	20,863	21,486
Other assets	1,487	1,808	1,151	1,503	1,957
Total assets	$603,170	$542,264	$578,088	$584,554	$594,041
Deposits	$440,625	$412,953	$446,036	$458,723	$471,001
Borrowings	78,000	48,000	48,000	45,000	43,000
Other liabilities	6,660	4,539	7,385	5,562	5,427
Shareholders’ equity	77,885	76,772	76,667	75,269	74,613
Total liabilities and shareholders’ equity	$603,170	$542,264	$578,088	$584,554	$594,041

The following table reflects the composition of the Company’s deposits as of the dates indicated.

Deposits (unaudited)
(in thousands)
At quarter ended:	12/31/14	9/30/14	6/30/14	3/31/14	12/31/13
Demand:
Non-interest bearing	$22,242	$23,059	$22,782	$24,756	$24,638
Interest-bearing	86,948	81,921	88,072	89,610	88,797
Savings	44,747	44,917	46,645	44,601	43,050
Money market	69,553	59,529	61,291	63,542	66,718
Time	217,135	203,527	227,246	236,214	247,798
Total deposits	$440,625	$412,953	$446,037	$458,723	$471,001

Loans

Total loans were $386.0 million at December 31, 2014.  Mr. Weagley commented:  “Outstanding loan balances decreased during the first quarter driven by higher loan pay downs and maturities during the quarter which dampened the effects of gross new loan origination volume.”  The Company’s total loans in the first quarter of 2015 decreased $2.5 million, to $386.0 million at December 31, 2014, from $388.6 million at September 30, 2014.  The allowance for loan losses amounted to $4.6 million and $4.6 million at December 31, 2014 and September 30, 2014, respectively.  The Company had approximately $16.4 million in new loan originations and advances during the first quarter.  This new loan activity and advances were offset by prepayments, scheduled payments, maturities and payoffs of $19.0 million. Average loans during the first quarter of fiscal 2015 totaled $389.5 million as compared to $408.8 million during the first quarter of fiscal 2014, representing a 4.7 percent decrease.

At the end of the first quarter of fiscal 2015, the loan portfolio remained well weighted toward the core residential portfolio, with single-family residential real estate accounting for 59.5 percent of the loan portfolio.  At December 31, 2014, commercial loans accounted for 20.3 percent of the loan portfolio, of which commercial real estate loans represented 17.4 percent and consumer and other loans represented 18.7 percent of the loan portfolio at such date. Construction and development loans accounted for only 1.5 percent of the loan portfolio at December 31, 2014.  At December 31, 2013, total loans were $410.0 million. The decreased loan balance in the loan portfolio at December 31, 2014 compared to December 31, 2013, primarily reflected reductions of $16.6 million in residential mortgage loans, $3.3 million in construction loans and $3.8 million in consumer and other loans.

The following reflects the composition of the Company’s loan portfolio as of the dates indicated.

Loans (unaudited)

(in thousands)
At quarter ended:	12/31/14	9/30/14	6/30/14	3/31/14	12/31/13
Residential mortgage	$229,507	$231,324	$235,050	$250,280	$246,139
Construction and Development:
Residential and commercial	6,039	5,964	7,484	8,500	7,213
Land	-	1,033	1,537	1,908	2,148
Total construction and development	6,039	6,997	9,021	10,408	9,361
Commercial:
Commercial real estate	67,274	71,579	69,788	69,992	70,511
Multi-family	5,450	1,032	2,086	2,065	2,051
Other	5,603	5,480	5,492	5,510	5,913
Total commercial	78,327	78,091	77,366	77,567	78,475
Consumer:
Home equity lines of credit	24,430	22,292	21,914	20,147	20,649
Second mortgages	45,051	47,034	48,866	50,170	52,532
Other	2,675	2,839	3,011	3,074	2,809
Total consumer	72,156	72,165	73,791	73,391	75,990
Total loans	386,029	388,577	395,228	411,646	409,965
Deferred loan costs, net	1,960	2,086	2,212	2,259	2,186
Allowance for loan losses	(4,600)	(4,589)	(4,858)	(4,847)	(4,845)
Loans Receivable, net	$383,389	$386,074	$392,582	$409,058	$407,306

At December 31, 2014, the Company had $34.8 million in overall undisbursed loan commitments, which consisted primarily of unused commercial lines of credit, home equity lines of credit and available usage from active construction facilities. Included in the overall undisbursed commitments are the Company’s “Approved, Accepted but Unfunded” pipeline, which includes approximately $1.3 million in construction and $5.1 million in commercial real estate loans and $3.0 million in residential mortgage loans expected to fund over the next 90 days.

Asset Quality

Non-accrual loans were $2.3 million at December 31, 2014, as compared to $2.4 million at September 30, 2014 and $2.9 million at December 31, 2013.  Other real estate owned was $1.5 million at December 31, 2014, as compared with $2.0 million at September 30, 2014 and $2.5 million at December 31, 2013, respectively.  Troubled debt restructured loans, which are performing loans, were $1.0 million at December 31, 2014 and September 30, 2014 and $1.6 million at December 31, 2013, respectively.

At December 31, 2014, non-performing assets totaled $3.8 million, or 0.63 percent of total assets, as compared with $4.4 million, or 0.80 percent, at September 30, 2014 and $5.4 million, or 0.91 percent, at December 31, 2013. The decrease from December 31, 2013 reflects the Company’s continued diligence to satisfactorily work out certain problem assets. The portfolio of remaining non-accrual loans at December 31, 2014 was comprised of nine residential real estate loans with an aggregate outstanding balance of approximately $962,000, eight consumer loans with an aggregate outstanding balance of approximately $728,000, and two construction and development loan relationships with an outstanding balance of $35,000, which had originally been included in our October 2013 bulk loan sale. The Company had been required to repurchase these loans in November 2013, and one loan was placed on non-accrual status during the quarter ended December 31, 2013. Additionally, there were four commercial loans with an aggregate outstanding balance of $609,000 that were on non-accrual status at December 31, 2014.

The following table presents the components of non-performing assets and other asset quality data for the periods indicated.

(dollars in thousands, unaudited)
As of or for the quarter ended:	12/31/14	9/30/14	6/30/14	3/31/14	12/31/13
Non-accrual loans (1)	$2,334	$2,391	$3,092	$3,292	$2,908
Loans 90 days or more past due and still accruing	—	—	—	—	—
Total non-performing loans	2,334	2,391	3,092	3,292	2,908
Other real estate owned	1,494	1,964	1,645	2,358	2,472
Total non-performing assets	$3,828	$4,355	$4,737	$5,650	$5,380
Performing troubled debt restructured loans	$1,007	$1,009	$1,246	$1,546	$1,646

Non-performing assets / total assets	0.63%	0.80%	0.82%	0.97%	0.91%
Non-performing loans / total loans	0.60%	0.62%	0.78%	0.80%	0.71%
Net charge-offs (recoveries)	$79	$452	$(11)	$(2)	$325
Net charge-offs (recoveries) / average loans (2)	0.08%	0.19%	0.11%	0.16%	0.32%
Allowance for loan losses / total loans	1.19%	1.18%	1.23%	1.18%	1.18%
Allowance for loan losses / non-performing loans	197.09%	191.93%	157.1%	147.2%	166.6%

Total assets	$603,170	$542,264	$578,088	$584,544	$594,041
Total loans	386,029	388,577	395,228	411,646	409,965
Average loans	389,544	395,067	412,457	412,522	408,802
Allowance for loan losses	4,600	4,589	4,858	4,847	4,845

(1)	5 loans totaling approximately $451,000 or (19.3%) of the total non-accrual loan balance are making payments at December 31, 2014.
(2)	Annualized.

The allowance for loan losses at December 31, 2014 amounted to approximately $4.6 million, or 1.19 percent of total loans, compared to 1.18 percent of total loans at September 30, 2014 and December 31, 2013. Our provision for loan losses was $90,000 during the quarter ended December 31, 2014 compared to $183,000 and $80,000, respectively, during the quarters ended September 30, 2014 and December 31, 2013.  Provision expense was lower during the quarter ended December 31, 2014 due to a decline in charge-offs history, generally, and lower charge-offs during the quarter ended December 31, 2014.

Capital

At December 31, 2014, our total shareholders’ equity amounted to $77.9 million, or 12.91 percent of total assets compared to 76.8 million at September 30, 2014 and $74.6 million at December 31, 2013.  The Company’s book value per common share was $11.88 at December 31, 2014, compared to $11.71 at September 30, 2014 and $11.38 at December 31, 2013.

At December 31, 2014, the Bank’s ratio of tier 1 risk-based capital to risk-weighted assets was 19.78 percent and its ratio of tier 1 capital to adjusted total assets was 18.53 percent, compared to 20.75 percent and 19.50 percent, respectively, at September 30, 2014 and 18.98 percent and 17.73 percent, respectively, at December 31, 2013.  At December 31, 2014, the Bank was in compliance with all applicable regulatory capital requirements.

Non-GAAP Financial Measures

Reported amounts are presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The Company’s management believes that the supplemental non-GAAP information provided in this press release is utilized by market analysts and others to evaluate a company’s financial condition and, therefore, that such information is useful to investors. These disclosures should not be viewed as a substitute for financial results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures presented by other companies.

The Company’s other income is presented in the table below including and excluding net investment securities gains. We believe that many investors desire to evaluate other income without regard for such gains.

(in thousands)
For the quarter ended:	12/31/14	9/30/14	6/30/14	3/31/14	12/31/13
Other income	$511	$446	$744	$457	$508
Less: Net investment securities gains	26	-	69	-	14
Other income, excluding net investment securities gains	$485	$446	$675	$457	$494

“Efficiency ratio” is a non-GAAP financial measure and is defined as other expense, excluding certain non-core items, as a percentage of net interest income on a tax equivalent basis plus other income, excluding net securities gains, calculated as follows:

(dollars in thousands)
For the quarter ended:	12/31/14	9/30/14	6/30/14	3/31/14	12/31/13
Other expense	$3,661	$3,569	$4,179	$4,700	$4,196
Less: non-core items(1)	110	—	—	—	—
Other expense, excluding non-core items	$3,551	$3,569	$4,179	$4,700	$4,196

Net interest income (tax equivalent basis)	$3,575	$3,621	$3,836	$3,839	$3,855
Other income, excluding net investment securities gains	485	446	675	457	494
Total	$4,060	$4,067	$4,511	$4,296	$4,349

Efficiency ratio	87.5%	87.8%	92.6%	109.4%	96.5%

(1) Included in non-core items are professional fees of approximately $38,000, advertising expense of $16,000 and other operating expense of $56,000.

The Company’s efficiency ratio, calculated on a GAAP basis without excluding net investment securities gains and without deducting non-core items, from other expense follows:

For the quarter ended:	12/31/14	9/30/14	6/30/14	3/31/14	12/31/13
Efficiency ratio on a GAAP basis	87.2%	87.8%	91.4%	109.9%	96.6%

Net interest margin, which is non-interest income as a percentage of average interest-earning assets, is presented on a fully tax equivalent (“TE”) basis as we believe this non-GAAP measure is the preferred industry measurement for this item.  The TE basis adjusts GAAP interest income and yields for the tax benefit of income on certain tax-exempt investments using the federal statutory rate of 34% for each period presented.  Below is a reconciliation of GAAP net interest income to the TE basis and the related GAAP basis and TE net interest margins for the periods presented:

(dollars in thousands)
For the quarter ended:	12/31/14	9/30/14	6/30/14	3/31/14	12/31/13
Net interest income (GAAP)	$3,561	$3,617	$3,826	$3,818	$3,835
Tax-equivalent adjustment	14	4	11	21	20
TE net interest income	$3,575	$3,621	$3,837	$3,839	$3,855
Net interest income margin (GAAP)	2.60%	2.70%	2.75%	2.72%	2.73%
Tax-equivalent effect	0.01	—	0.01	0.02	0.02
Net interest margin (TE)	2.61%	2.70%	2.76%	2.74%	2.75%

The following table sets forth the Company’s consolidated average statements of condition for the periods presented.

Condensed Consolidated Average Statements of Condition (unaudited)

(in thousands)
For the quarter ended:	12/31/14	9/30/14	6/30/14	3/31/14	12/31/13
Investment securities
Available for sale	$114,129	$103,458	$114,631	$124,888	$126,600
Loans	389,544	395,067	412,457	412,522	408,802
Allowance for loan losses	(4,600)	(4,851)	(4,829)	(4,869)	(5,021)
All other assets	77,776	71,930	65,131	60,187	65,141
Total assets	$576,849	$565,604	$587,390	$592,728	$595,522
Non-interest bearing deposits	$26,770	$26,057	$24,834	$25,660	$25,441
Interest-bearing deposits	393,225	408,937	430,780	442,481	450,978
Borrowings	72,945	47,998	49,014	43,342	38,841
Other liabilities	6,151	5,549	6,551	5,829	4,935
Shareholders’ equity	77,758	77,063	76,211	75,416	75,327
Total liabilities and shareholders’ equity	$576,849	$565,604	$587,390	$592,728	$595,522

About Malvern Bancorp

Malvern Bancorp, Inc. is the holding company for Malvern Federal Savings Bank. Malvern Federal Savings Bank is a federally-chartered, FDIC-insured savings bank that was originally organized in 1887 and now serves as one of the oldest banks headquartered on the Philadelphia Mainline. For more than a century, Malvern Federal has been committed to helping people build prosperous communities as a trusted financial partner, forging lasting relationships through teamwork, respect and integrity. The Bank conducts business from its headquarters in Paoli, Pennsylvania, a suburb of Philadelphia, as well as seven other financial centers located throughout Chester and Delaware Counties, Pennsylvania. Its primary market niche is providing personalized service to its client base. The Bank focuses its lending activities on retail clients, commercial lending to small and medium-sized businesses, real estate developers and high net worth individuals.

For further information regarding Malvern Bancorp, Inc., please visit our web site at http://www.malvernfederal.com

Forward-Looking Statements

This press release contains certain forward looking statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Certain factors that could cause actual results to differ materially from expected results include changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the business of Malvern Bancorp, Inc., and changes in the securities markets. Except as required by law, the Company does not undertake any obligation to update any forward-looking statements to reflect changes in beliefs, expectations or events.

MALVERN BANCORP, INC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CONDITION

(in thousands, except for share and per share data)	December 31, 2014	September 30, 2014
	(Unaudited)
ASSETS
Cash and due from depository institutions	$1,404	$1,203
Interest bearing deposits in depository institutions	46,648	17,984
Total cash and cash equivalents	48,052	19,187
Investment securities available for sale, at fair value	135,786	100,943
Restricted stock, at cost	3,805	3,503
Loans receivable, net of allowance for loan losses	383,389	386,074
Other Real estate owned	1,494	1,964
Accrued interest receivable	1,623	1,322
Property and equipment, net	6,718	6,823
Deferred income taxes, net	2,419	2,376
Bank-owned life insurance	18,397	18,264
Other assets	1,487	1,808
Total assets	$603,170	$542,264

LIABILITIES
Deposits:
Non-interest bearing	$22,342	$23,059
Interest-bearing:	418,283	389,894
Total deposits	440,625	412,953
FHLB Advances	78,000	48,000
Advances from borrowers for taxes and insurance	3,134	1,786
Accrued interest payable	251	149
Other liabilities	3,275	2,604
Total liabilities	525,285	465,492

SHAREHOLDERS’ EQUITY
Preferred stock, $0.01 par value, 10,000,000 shares, authorized, no issued	—	—

Common stock, $0.01 par value, authorized 40,000,000 shares authorized, issued and outstanding: 6,558,473 shares at December 31, 2014 and September 30, 2014	66	66
Additional paid in capital	60,322	60,317
Retained earnings	20,437	20,116
Unearned Employee Stock Ownership Plan (ESOP) shares	(1,885)	(1,922)
Accumulated other comprehensive loss	(1,055)	(1,805)
Total shareholders’ equity	77,885	76,772
Total liabilities and shareholders’ equity	$603,170	$542,264

MALVERN BANCORP, INC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended December 31,
(in thousands, except for share and per share data)	2014	2013
(unaudited)
Interest income
Loans, including fees	$4,202	$4,527
Interest and dividends on investment securities:
Taxable	514	555
Tax-exempt	37	54
Dividends, restricted stock	37	14
Interest-bearing cash accounts	23	15
Total interest income	4,813	5,165
Interest expense
Deposits	859	1,067
Long-term borrowings	393	263
Total interest expense	1,252	1,330
Net interest income	3,561	3,835
Provision for loan losses	90	80
Net interest income after provision for loan losses	3,471	3,755
Other income
Service charges and other fees	270	258
Rental income - other	64	64
Gain on sale of investments, net	26	14
Gain on sale of loans, net	19	27
Earnings on bank-owned life insurance	132	145
Total other income	511	508
Other expense
Salaries and employee benefits	1,728	2,067
Occupancy expense	424	516
Federal deposit insurance premium	167	191
Advertising	85	158
Data processing	302	330
Professional fees	343	485
Other real estate owned, net	(36)	13
Other operating expense	648	436
Total other expense	3,661	4,196
Income before income tax expense	321	67
Income tax expense	—	3
Net Income	$321	$64
Earnings per common share
Basic	$0.05	$0.01
Weighted Average Common Shares Outstanding
Basic	6,387,932	6,373,532

MALVERN BANCORP, INC AND SUBSIDIARIES
SELECTED QUARTERLY FINANCIAL AND STATISTICAL DATA

	Three Months Ended
(in thousands, except for share and per share data) (annualized where applicable) (unaudited)	12/31/2014	9/30/2014	12/31/2013
Statements of Operations Data

Interest income	$4,813	$4,832	$5,165
Interest expense	1,252	1,215	1,330
Net interest income	3,561	3,617	3,835
Provision for loan losses	90	183	80
Net interest income after provision for loan losses	3,471	3,434	3,755
Other income	511	446	508
Other expense	3,661	3,569	4,196
Income before income tax expense	321	311	67
Income tax expense	-	17	3
Net income	$321	$294	$64
Earnings per Common Share
Basic	$0.05	$0.05	$0.01
Statements of Condition Data (Period-End)
Investment securities available for sale, at fair value	$135,786	$100,943	$123,826
Loans, net of allowance for loan losses	383,389	386,074	407,306
Total assets	603,170	542,264	594,041
Deposits	440,625	412,953	471,001
Borrowings	78,000	48,000	43,000
Shareholders’ equity	77,885	76,772	74,613
Common Shares Dividend Data
Cash dividends	$—	$—	$—
Weighted Average Common Shares Outstanding
Basic	6,387,932	6,384,319	6,373,532
Operating Ratios
Return on average assets	0.22%	0.21%	0.04%
Return on average equity	1.65%	1.53%	0.34%
Average equity / average assets	13.48%	13.62%	12.65%
Book value per common share (period-end)	$11.88	$11.71	$11.38
Non-Financial Information (Period-End)
Common shareholders of record	487	485	471
Full-time equivalent staff	84	93	111